Exhibit 10.1

TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is entered into by and between Deborah A. Stephenson (“you”) and Berkshire Hills Bancorp, Inc. (the “Company”) and Berkshire Bank (the “Bank”) (collectively, the “Employers”) on September 9, 2022 (the “Effective Date”).  For purposes of this Agreement, the term “Employers” shall also include the Company’s and the Bank’s respective successors, and all of their respective parent companies, subsidiaries, affiliates, officers, directors, employees and agents.
WHEREAS, Deborah A. Stephenson, the Senior Executive Vice President, Chief Compliance Officer of the Employers, has informed the Employers of her intention to voluntarily resign her employment as of September 30, 2022 (the “Resignation Date”); and
WHEREAS, in recognition of Ms. Stephenson’s valuable contributions to the Employers’ success and her deep institutional knowledge of the business of the employer’s, it is in the best interest of the Employers to obtain Ms. Stephenson’s agreement to provide transition services up to and including the Resignation Date, as well as her additional covenants, promises, undertakings and representations set forth herein to take effect from and after the Resignation Date.
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1. Transition Services.  You agree to maintain your current position and employment status with the Employers, including the performance of all current duties, responsibilities and obligations, and to provide the following additional transition services up to and including the Resignation Date:
•	Continued management, oversight and leadership of the Compliance Department and CMS program
•	Preparation of Board of Directors and Board Committees and materials for various management committees, as needed
•	Support leadership transition(s) within the Compliance Department and CMS program, including training of replacement personnel to assume your current role, duties and responsibilities
•	Support timely completion, closeout or transition of ongoing Compliance and CMS projects and initiatives
•	Special projects to facilitate all of the above, as necessary

2. Compensation.  You shall be paid your earned salary and accrued but unused vacation time, if any, through the Resignation Date, less legally required withholdings.  Provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, the Company agrees to pay you the additional amount of Seventy-Five Thousand and No/100ths Dollars ($75,000), less legally required withholdings, as additional consideration for your prior service and your further covenants, promises, undertakings and representations under this Agreement on the Company’s first scheduled pay date on or after the Resignation Date.  You acknowledge and agree that you will not be eligible for any additional compensation under this Agreement after the Resignation Date.  You understand that, in order to be eligible for the payments described in this Section 2, you must exercise your best professional efforts to comply with  the obligations in Section 1 of this Agreement.

3. Termination of Agreement and Death.  If the Bank terminates your continuing employment under this Agreement prior to the Resignation Date, or upon the occurrence of your death prior to the Resignation Date, the Bank shall continue to pay you, or your beneficiary, as applicable, the payments specified in Section 2 of this Agreement.  If you voluntarily elect to cease your continuing employment prior to the Resignation Date, you will not be entitled to any continued payments after your last day of service as an employee.

4. Governing Law and Jurisdiction.  This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision.
5. Entire Agreement.  This Agreement represents the entire understanding of both you and the Employers with respect to the subject matter hereof and supersedes all prior understandings, written, or oral.
6. Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.
7. Assignment; Modification of Agreement.  This Agreement will inure to the benefit of the Employers and any successors and assigns.  Any successor(s) of the Employers will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.  None of the terms of this Agreement may be changed or modified except in a writing signed by both you and the Employers.
8. Required Regulatory Provision.  This agreement shall be subject to the requirements of Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k) and the FDIC’s Golden Parachute Regulation, 12 C.F.R. Part 359.
9. “At-Will” Employee. You will remain an “at-will” employee up to and including the Resignation Date (or any earlier termination of your employment as herein provided), and nothing in this Agreement shall constitute, or be deemed to constitute a contract or agreement for employment.
10. No Employee Benefits.  You acknowledge and agree that neither you nor anyone acting on your behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Employers from and after the Resignation Date, except as may be specifically provided in this Agreement (if any).
11. Confidentiality.  The Parties agree to keep confidential all negotiations leading up to execution of this Agreement, including without limitation all communications and documents exchanged in connection therewith, except for your spouse, attorney, or as required by regulatory inquiry, law, or court order.  You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Employers, including without limitation past, present, planned or considered business activities of the Employers, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Employers, or as may be required by regulatory inquiry, law, or court order.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the United States Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC.

12. Mutual Non-Disparagement.  The Parties agree not to make any disparaging statements concerning the other party which would reasonably be expected to affect adversely the reputation or goodwill of the other party.  With respect to the Employers, you acknowledge such non-disparagement obligations and protections extend to the Bank, the Company, their affiliates and current or former officers, directors, employees or agents.  The Employers hereby acknowledge that the Employers’ obligation under this provision extends to senior and executive management.  The provisions of this term of this Agreement shall not apply to any truthful statement required to be made by you or the Employers in any legal proceeding or in connection with any governmental or regulatory investigation.
13. Release Clauses.  In further exchange for the additional consideration you will receive under this Agreement, and the additional promises, representations and undertakings exchanged between the parties herein, the parties hereby agree as follows:

A.
Mutual Release.  You, your spouse, beneficiaries, estate, heirs and any and all parties that may act on your behalf agree to fully and completely release, relinquish and forever discharge the Employers, and the Employers agree to fully and completely release, relinquish and forever discharge you from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had or the Employers had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment with either of the Employers.  For purposes of this Agreement, the term “Employers” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agent, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business.

B.
General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Employers with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Agreement is executed, or pursuant to the Age Discrimination in Employment Act, as amended.

14. Eighteen Month Non-Solicitation of Employees and Customers.  You hereby covenant and agree that, for a period of eighteen (18) months following the Resignation Date, you shall not, without the written consent of the Employers, either directly or indirectly:

A.
solicit, encourage or attempt to persuade or cause any officer or employee of the Employers or any of their respective affiliates to terminate their employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Employers; or

B.
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employers or any of their respective affiliates to terminate an existing business or commercial relationship with the Employers or any of their respective affiliates or transfer some or all of such customer’s business or relationships with the Employers or any of their respective affiliates to any firm, corporation, entity or enterprise that competes with the business of the Employers; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Employers or any of their respective affiliates from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, consulted, recommended or taken any action to encourage such customer to do so.

PLEASE INDICATE YOUR ACCEPTANCE OF THIS AGREEMENT BY SIGNING THE FOLLOWING PAGE.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EMPLOYEE

/s/ Deborah A. Stephenson
Deborah A. Stephenson

BERKSHIRE HILS BANCORP, INC.

By: /s/ Nitin J. Mhatre
Nitin J. Mhatre, President and Chief Executive Officer

BERKSHIRE BANK

By: /s/ Nitin J. Mhatre
Nitin J. Mhatre, Chief Executive Officer